Conference Call	June 16

Conference Call Introduction (KO)

Katie O’Block: Good day everyone, welcome to the Surna earnings conference call. At this time, all participants are in a listen-only mode. We will begin with approximately 10 to 15 minutes of education on our reflector followed by a series of questions and answers.

We will be answering questions previously submitted by current and potential investors via email as noted in our press release as well as taking some real time questions from Twitter directed toward @surnainc or marked with hash tag #SurnaReflector.

Today on the call we have David Traylor, Surna’s Chief Business Officer; Brandy Keen, Surna’s VP of Marketing, and Chris Pearson, Project Manager for the Surna Reflector.

Today’s call is being recorded and a transcription of this call will be provided on our website for reference after the call has ended.

Some quick housekeeping items before we get started.

Safe Harbor (KO)

So let’s get into the forward-looking statements. You can find at the bottom of every press release, but statements in this may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the company or its management identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the company’s business, based in part on assumptions made by management.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and probably will differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Surna’s filings with the Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to Surna’s product demand, market and customer acceptance of its equipment and other goods, ability to obtain financing to expand its operations, ability to attract qualified personnel, competition, pricing, and development difficulties, and general industry and market conditions and growth rates, as well as general economic conditions.

Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events and/or circumstances after the date of this release or interview.

Cannabis (KO)

And one more quick item, seeing as we are in the cannabis industry. Just a little warning here. The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational marijuana. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut downs.

With that housekeeping aside, I would like to introduce David Traylor, Surna’s Chief Business Officer who will be speaking about our reflector.

David Traylor:

Thanks Katie. So first I’d like to start off and thank our current investors for their support, and certainly for taking the time today to listen to this conference call, and also to potential investors in Surna for their interest, and also for taking the time today. The purpose of this call is to provide more information and detail on a reflector program that is currently under development at Surna. With that in mind, lets jump in. So what we’d like to cover today, and certainly start off with talking about cannabis cultivation, and then get in to a little about the market and the market pull for the reflector program and product, an introduction on the reflector, talk about pre-market dynamics, for the reflector and then get in to more internal topics such as tactical and strategic considerations, the reflectors financial dynamics, and finally close out with revenue estimates.

With regard to the cultivating of cannabis, it’s a unique endeavor. It’s different when compared to most other horticultural crops, because it has to be tightly controlled. Certainly that has to do mainly with humidity and light control, but also some other inputs. It must be grown regionally. That has to do mainly with regulatory requirements. It also responds favorably to high intensity inputs, mainly light. For example cannabis will under high intensity light, will respond, and will increase its metabolism. As a result it will increase a need for nutrients. And with these increase in needs can grow height, teller and wider with this increased intensity of light.

So due to the plant’s response to this high intensity light, significant energy is expended in supplying light to the cannabis canopy. As a result also of the intensity of light, there is a need for large heat transfer capabilities. Depending on the growth set up, cooling requirements may range from .3 to .5 tons per 1000 watt light bulb. For a comparison, a 2,500 square foot house in Texas needs five tons of cooling. So to reiterate, one 1000 watt light bulb in general, .3 to .5 tons of cooling is needed. So as a result of both these requirements, high intensity lighting and the heat removal needs, the largest cost for the manufacture and cultivation of cannabis is energy. And that really strikes to the heart of what Surna is about, to provide energy efficient solutions to the market for cannabis cultivation.

So now let’s talk a little bit about the market and the need for such a product. So wasted light is essentially wasted energy. Other competing reflectors direct approximately 50-80% of their light downwards to the cannabis canopy. The rest is lost in the isles and internal reflection, resulting in wasted energy. And in this sector you guys, wasted energy is wasted dollars. In comparison the Surna reflector reflects approximately 92% of its light downward. And again, compare that to 50-80% for most of the other reflectors on the market. Another dynamic that certainly may dictate the market now and in the future.

Energy and its associated costs are critical to the near term growth of the cannabis sector and will play a significant roll in the future direction. It has also been estimated recently that 1-2% of U.S. energy needs currently go to the cultivation of cannabis. Also cannabis has seen, and up until recently a technology vacuum. With the increased number of legal states, new technologies have found interest in the sector and continue to infiltrate the cultivation of cannabis. Recently the sector has embraced the rapid adoption of extraction, lighting and climate control technologies. And then finally, cannabis certainly does have unique market dynamics, and this really gets to the regional nature of current industry and the sector. There’s a lack on inter-state commerce for cannabis which results in a unique market forces at work, certainly for supply and demand mainly for the surplus potential of cannabis over short term, short time frames. And as you guys know, when you have surplus economics, that drives pressures on margins and certainly that’s one of the key considerations for efficient technologies.

So lets introduce the Surna reflector. Really what is the reflector? Well it’s a device that provides three capabilities and three capabilities you’re really not seeing in competing product offerings today. The Surna reflector more efficiently reflects light downward to the plant, also it increased to efficiency of the bulb, while removing the heat produced by the high intensity lights with in the room. More importantly, more light equals higher yield.

So lets get back the point on increasing the efficiently of the light bulb. In addition to that improved reflective efficiency, we can add an additional 9% more photons to the canopy with the same amount of power input. So this additional 9% could potentially result in greater crop yields with the same amount of energy used as a result also the same amount of money expended on that energy. So potentially again, higher yields with the same amount of money and energy.

Well why does that matter? It’s one word, margins. Cannabis is a commodity with regional supply and demand dynamics as we just mentioned. And so there will be a drive for more efficient technologies and better margins. And we believe that will continue unabated well into the future.

Finally the Surna reflector is a smart technological addition to Surna. Its a large technological leap for cannabis growers, but also ties in closely to Surna’s core capabilities and product offerings. And to add to that, of the nine patent applications that Surna has with the US patent and trademark office, six of those patents relate to the reflector.

So now lets talk a little bit about pre-market dynamics. So certainly the, one of the key considerations of being a cannabis company is predicting in an unpredictable market. Due to the recent and rapid introduction, and evolution of the cannabis sector, its market dynamics are very unpredictable. As a result, Surna’s cannabis experts are critical to the development of successful products that meet market needs. Now lets combine that cannabis expertise with engineering expertise, that we have, and that we believe allows us to develop more efficient and more innovative products than most companies in this sector.

Also technology push versus market pull, is a very key consideration as we are a technology company. Surna continues to evaluate the dynamics of play in the cannabis sector, and the stratigens to best drive adoption and market penetration for technologies and products. So you might have seen recently we did have a press release on a third party testing results for the Surna reflector. Just to update you, Surna has sent out 30 reflectors to 20 beta test sights. It also has had independent labs test the reflectors photometric and thermodynamic capabilities. Up to this point, pre-market intel has validated the reflector and its unique characteristics and capabilities. And then finally, we are currently taking pre-orders, and have had significant interest from our beta testers, and interest from current and potential customers, and certainly hope to provide more guidance on the status of these pre-orders in the short term.

Lets get into then the tactical and strategic implications of the reflector. I think most importantly we want to mention that the reflector effectively leverages our manufacturing assets here at Surna. Surna’s outsourcing the assembly of our reflectors which will allow the company to significantly expand its revenue base with out relying on our current manufacturing footprint which is at our current headquarters. So, just to make that clear, most of our current headquarters is associated with our manufacturing of our chillers, air handlers and dehumidifiers. And by using a third party we can continue to utilize that space for those products. The reflector also diversifies technology product risk. Since it’s less related to our chiller technology, the reflector adds to the company’s product offering, and certainly diversifies our technological risk. You can attest to that by the six patents that are attributable to the reflector.

Also the reflector bridges to new products. With its heavy reliance on novel, photometric characteristics, the reflector will serve as a bridge into new technologies, and that can or may include LED lighting, building automation controls, and energy efficient turn-key cultivation facility designs.

And finally, we certainly believe the reflector will be a driver for Suna’s future technologies. The highly innovative nature of the reflector has provided a number of new ideas, and concepts for follow on technologies for the near term and into the future.

Well lets get into what I think most of the people on the call are interested in and certainly talk about financial parameters and considerations. With regards to pricing, we’re looking to pursue a premium pricing strategy due to the technologically advanced nature of the reflector. As far as current cost estimates go, Surna is still defining the total unit cost for each reflector due to lead times and options regarding parts, suppliers and volume discounting.

Well with regards to margins, we believe that de to the innovative nature of the Surna reflector, and certainly the need for technology in the cannabis sectors we previously eliminated, we believe we have the pricing flexibility to target margins well above industry averages, and certainly to increase Surna’s margins in the future. But finally, if we’re going to mention premium pricing, certainly we want to be consider what it means for our customers and what is the return on investment for our reflectors?

Modeling by our expert engineers has shown early adopters can recover their additional investment with in the first 6-9 months of production using our preferred system design.

The main factors that determine the time for cost recovery are location, growing styles and facility design. Well now that we do have revenue assumptions, lets jump into the model, and then we can certainly end with the revenue estimates we do have.

First to start off with the revenue model and its basis. The reflector revenue model is based on estimated numbers of lights installed in Colorado in December 2014. Then extrapolating incrementally by year by adding states based on the model we created using strong numbers from Colorado data. The model defines a number of lights by assuming grows and square footage, and then essentially calculates the final revenues by using those estimates on the number of lights that we might have, and then times the price that we’re assuming. Which we’ll talk about here in a few minutes.

The foundation of the model really was the number of grows we have currently in Colorado. The actual number of grows in Colorado in late 2014 was supplied by the Colorado Marijuana Enforcement Division of the med of MED. That number was 1,145 grows. So we obviously with any model we need to have assumptions, one of this key assumptions was, what is the mean square footage per grow? And that assumption was 15,000 square feet per grow here in Colorado. Also one of the additional assumptions was , what is the mean square foot per light of a light in a cannabis grow, growing in Colorado? And that assumption was 35 square feet per light.

Finally, the incremental growth rate per state was a key consideration. Yearly growth in the potential market for lighting for Surna’s reflector was calculated by assuming the addition of one state each year for the three and a half years we have models, and we can elaborate on that here in just a few minutes, explaining the model again.

So lets get into the final slide. Lets talk about the estimates we have for reflector revenue. Surna has developed a three and half year revenue model that we believe is based on solid market data and conservative assumptions on reflective number and price. So, from that model as we just mentioned, we calculated the total market for lights or reflectors in Colorado at the end of last year to be approximately 490,000 lights. From that basis we then added a growth rate of any where from 13-19% to that baseline number of 490,000 lights that would then result in a number that in 2018 of a total number of lights for market in the four states that we would potentially be selling of 785,000 lights. So essentially going again from 490,000 in 2015 to 785,000 in change in 2018.

So certainly from the growth rates and certainly from what we have modeled out, we are able to determine what was an install base of reflectors from year to year. And certainly which, how many reflectors we had as new installs in each states that we added according to the model. And from those models then we certainly assume the penetration rate for install base, or penetration of the Surna reflector into the stalled base, and also the penetration rate of the Surna reflector into new grows or completely new installs. With those two components the estimate of reflectors sold per year was just over 10,000 in 2016, over 13,000 in 2017 and 23,000 in 2018. We did not actually calculate an estimate of reflectors sold per year for 2015 because we certainly wanted to be conservative with our estimates and assume that we may or may not end up launching the product this year.

The assumed reflector price for this model with $750 per unit. So combining this number I will just elaborate again, over 10,000 in 2016, over 13,000 in 2017 and over 23,000 in 2018 results in total reflector revenue to Surna in 2016 of 7.7 million, in 2017 13.2 million, and in 2018 of 23.6 million. SO again those numbers, 2016 was 7.7 million, 2017 was 13.2 million and 2018 was 23.6 million. So with those numbers we have growth rates into 2017 of 71% , and growth rates from 2017 to 2018 of 79%. So that ends my part of the presentation. I’ll hand it over to Katie O’Block for Q&A.

Katie O’block: Thanks David, so ladies and gentlemen on the call, at this time on the call we are going to be answering some questions. As a reminder, some of these questions were submitted via email to us by current or potential share holders. I’m also monitoring our twitter we’re having this call and answering questions submitted over there, so if you have a question or you are interested in asking we’ll try our best to get to it given time constraints here over the next ten or so minutes. You can direct those to @surna or use the hashtag #SurnaReflector. So our first question is actually for Brany Keen, our VP of Sales and it was a question submitted by Mr. Mckinney.

So Brandy: What is the future of the Reflector if grow operations move outdoors?

KO so there may or may not be a need for a light outdoors right? So what does that mean for the Surna reflectors?

BK: Sure, well David touched on in his presentation the requirement that cannabis be produced regionally. And I don’t know anyone who can grow cannabis in January in New York State. So the issue is that even after the anticipated federal legalization of the plant, there’s not going to be inter-state commerce. You’re not going to be able to grow all of the cannabis the entire country needs in Humbolt County, which is one of the only places the environment is conducive to the growth of the plant. So I anticipate a controlled environment for cannabis for the foreseeable future, years and years and years. In addition to that, cannabis is a little bit different from the perspective of pesticide use. You can’t just wash a cannabis bud. You know you can spray a tomato with pesticide and rinse it off, you can’t do that with cannabis. So pest control and that sort of this is also problematic when you start looking at outdoor cultivation. So it’s going to be grown in a controlled environment for a very very long time.

KO: So another question for you, Brandy Why liquidcooled? How does liquidcooled affect the efficiencies? And what can people expect in their grows as far as a liquid cooled reflector goes?

BK: Sure. SO if you know Surna you know it’s no secret that we’re big proponents of liquid cooled platforms and technologies and the reason is it boils down to energy efficiency. Thermal transfer of water is 20 times faster than thermal transfer of heat into air. And in addition, water has a heat capacity that is four times the heat capacity of air. What that means is that the liquid cooled version of the reflector can reduce the energy consumption associated with cooling a facility by as much as 60%. That is very very significant as far as cost of production. With that said we also have a vented and an air- cooled version of the reflector, so we’ve got a diversified offering to clients who may not want the liquid-cooled version.

KO: Excellent, so this question is for Chris, he is actually our product manager, for this product. Chris, why do you provide three different models? Can you talk to us a little bit about that?

CP: Yes we have provided three different models Each of the models appeals to different consumers in the market - liquid-cooled is a premium product and provides the greatest efficiencies on a commercial level. Where as our Air-cooled and vented versions are more economical for a non-commercial grow scenario.

KO: Perfect. This question is actually from me so I’m going to ask it, and then give the answer. So the question is, how are reviews from growers? We sent out betas and growers and grow facilities have been testing them out, so how have those tests been going, what’s the feedback?

So marketing has been handling that feedback in terms of being able to channel all of it, so all of our engineers and design engineers don’t get too overwhelmed. So we have been talking to growers and feedback Feedback from beta testers - grow masters in commercial grow houses - has been really, really positive. All of our engineering has been validated in practice. And feedback has been really constructive to making design changes. For example fan size, or ease in attaching water lines and what not prior to full product launch - which of course is the purpose of a beta program.

But Overall, the growers have been really really happy with it and really excited about the production release of the reflector.

Okay, so now that, that little bit of awkwardness is done, this question is also for Chris. Chris, What is the rollout plan for the reflector?

CP: We are in the initial stages of commercialization of the liquid-cooled reflector and will then ramp up to the air-cooled and vented models by the end of the year.

KO: Excellent. And one more question for Chris, oh this one is for Brandy, sorry. Does Surna intend to manufacture the reflector itself or is the plan to license the technology to other manufacturers?

BK: From the production standpoint I think David mentioned we are going to outsource some of the assembly. But as far as the reflector itself we do not have any plans currently to license the reflector to any other suppliers of manufacturers. We may decide to license some of the patent pending features of the reflector to other manufacturers down the road, but we don’t have any firm plans in place for that yet.

KO: Great. And David, What’s the inventory situation, can Surna financially put the necessary cash into inventory? Can you talk to us a little about that?

DT: Sure. Currently we believe we can achieve an effective launch ramp. We are ramping according to demand and have the finances to do a gradual ramp based on that. Also, we are currently in discussions with 3rd parties to finance our inventory for the reflector.

KO: And you talked to us a little about the model for the reflector and how many models you see coming online for Surna, but Why doesn’t Surna have any revenue assumed in the model for 2015?

DT: Good Question, thanks Katie. And we mentioned this a little in talking about the revenue model. We are currently, actively managing deadlines and timelines. Up until this point we’ve hit all of our internal deadlines for the project, but there are still some risk factors that we’re taking into consideration. We certainly want to be prudent as far as product launches. I’ve done a number of product launches from my work in biotech and I think we are on target, but I have to provide details later on that.

KO: Great, and one last question so we can get you all out of here within the half hour, and get some of us to lunch and some of us back from lunch very quickly. But this last question is for Brandy Keen. How is the presales program going? I know we launched it in mid May, but how is it going, and talk to us about some official sales?

BK: Sure. You know a lot of interest. We get inquiries on a daily basis that are really related to the reflector. We’ve done quite a few quotes. We are working on some very detailed ROI analysis for each of these individual quotes right now. Remember that this is a product that is a build-out cost for businesses, so sometimes these businesses it is a huge capital investment to build out a facility like this, so none of this happens very quickly. The sales process is a long process. With that said, I do expect some pre-order sales to close with in the next 30 days or so. We’re really in really good shape there.

KO: Excellent. I don’t have anymore questions from you guys and I haven’t seen any come through very recently so with that we’re going to conclude today’s call, thank you for your time and participation in today’s conference. We appreciate all questions that came into us via email.

To receive future company updates, including announcement of future conference calls, press releases of things that are coming out, please visit Surna.com and click on the Investor Relations tab at the top and sign up for our email newsletter. You’ll get email newsletters once a month about our products and how Surna is interacting with the cannabis community as well as all investor related announcements

This concludes today’s call. You may disconnect. Have a wonderful afternoon to everybody, and until next time. Thank you.